IntelGenx and RedHill Biopharma Announce RIZAPORT®
Commercialization Term Sheet with Pharmatronic Co. for Korea

Saint-Laurent, Canada – September 21, 2016 – IntelGenx Corp., (TSXV: IGX) (OTCQX: IGXT), and RedHill Biopharma Ltd. (NASDAQ: RDHL) (TASE: RDHL), today announced that they have entered into a binding term sheet agreement with Pharmatronic Co. (“Pharmatronic Co.”) granting Pharmatronic Co. the exclusive license to commercialize RIZAPORT® in the republic of Korea (South Korea). RIZAPORT® is a proprietary oral thin film formulation of rizatriptan for the treatment of acute migraines.

Subject to satisfaction of remaining conditions, the parties will endeavor to enter into a definitive agreement within 60 days of the execution of the term sheet.

Pursuant to the signing of a definitive agreement, RedHill will grant Pharmatronic Co. the exclusive rights to register and commercialize RIZAPORT® in South Korea. Under the term sheet, IntelGenx and RedHill are to receive an upfront payment and will be eligible to receive additional milestone payments upon achievement of certain predefined regulatory and commercial targets, as well as tiered royalties. Financial terms of the term sheet were not disclosed. The initial term of the definitive agreement is expected to be ten years from the date of first commercial sale with an automatic renewal of an additional two years. Commercial launch in South Korea is estimated to take place in the first quarter of 2019.

“We are most excited to be partnering with Pharmatronic Co. as we believe it will bring patients in South Korea suffering with migraines an innovative solution using our VersaFilmTM technology,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “The announcement of this term sheet is further evidence that our innovative oral film products such as RIZAPORT® are gaining traction in building global awareness to pharmaceutical companies. Our business development team is in present discussions with multiple companies with a goal of securing additional territorial licenses for RIZAPORT®.”

RIZAPORT® (5 mg and 10 mg) was granted marketing authorization by the Federal Institute for Drugs and Medical Devices of Germany (BfArM) under the European Decentralized Procedure (DCP), in which Germany served as the Reference Member State for other European Union (EU) countries. This authorization was the first national marketing approval of RIZAPORT® and a first commercialization agreement was recently signed with Grupo JUSTE S.A.Q.F for Spain and additional potential territories. A national Marketing Authorization Application (MAA) for RIZAPORT® was recently submitted by Grupo JUSTE S.A.Q.F. in Spain under the European DCP.

IntelGenx and RedHill expect to re-submit the RIZAPORT® New Drug Application (NDA) to the FDA in the first half of 2017 and subsequently receive a new PDUFA (Prescription Drug User Fee Act) date and are currently in discussions with potential commercialization partners for the U.S. market.

About Pharmatronic Co.:
Pharmatronic Co. is a pharmaceutical company headquartered in Seoul and distributing exclusively licensed pharmaceutical products in Korea. Since established in 2005, Pharmatronic Co. has focused R&D and marketing resources on the specialized target field of neurology, ENT and urology, building a strong image as a leading provider in the pharmaceutical and healthcare industry.

About RedHill Biopharma Ltd.:
RedHill Biopharma Ltd. (NASDAQ/TASE: RDHL) is a biopharmaceutical company headquartered in Israel, primarily focused on the development and commercialization of late clinical-stage, proprietary, orally-administered, small molecule drugs for the treatment of gastrointestinal and inflammatory diseases and cancer. RedHill’s current pipeline of proprietary products includes: (i) RHB-105 - an oral combination therapy for the treatment of Helicobacter pylori infection with successful results from a first Phase III study; (ii) RHB-104 - an oral combination therapy for the treatment of Crohn's disease with an ongoing first Phase III study and an ongoing proof-of-concept Phase IIa study for multiple sclerosis; (iii) BEKINDA® (RHB-102) - a once-daily oral pill formulation of ondansetron with an ongoing Phase III study for acute gastroenteritis and gastritis and an ongoing Phase II study for IBS-D; (iv) RHB-106 - an encapsulated bowel preparation licensed to Salix Pharmaceuticals, Ltd.; (v) YELIVA™ (ABC294640) - a Phase II-stage, orally-administered, first-in-class SK2 selective inhibitor targeting multiple oncology, inflammatory and gastrointestinal indications; (vi) MESUPRON - a Phase II-stage first-in-class, orally-administered uPA inhibitor, targeting gastrointestinal and other solid tumors; (vii) RP101 - currently subject to an option-to-acquire by RedHill, RP101 is a Phase II-stage first-in-class, orally-administered Hsp27 inhibitor, targeting pancreatic and other gastrointestinal cancers; (viii) RIZAPORT® (RHB-103) - an oral thin film formulation of rizatriptan for acute migraines, with a U.S. NDA currently under discussion with the FDA and marketing authorization received in Germany in October 2015; and (ix) RHB-101 - a once-daily oral pill formulation of the cardio drug

About IntelGenx:
IntelGenx is a leading oral drug delivery company focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceutical~~s~~ services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:
This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:
Edward Miller
Director, IR and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com